Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 17, 2025 (July 24, 2025, as to the effects of the reverse stock split described in Notes 1 and 14), relating to the financial statements of Shoulder Innovations, Inc., appearing in Registration Statement No. 333-288549 on Form S-1 of Shoulder Innovations, Inc.
/s/ Deloitte & Touche LLP
Grand Rapids, Michigan
August 1, 2025